UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2010

CLEAN POWER TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51716	98-0413062
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit 7(W) E-Plan Industrial Estate New Road, New Haven, East Sussex, UK	BN9 OEX
(Address of principal executive offices)	(Zip Code)

(403) 277-2944
Registrant’s telephone number, including area code

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 22, Mike Burns, CTO and a director of Clean Power Technologies Limited, the Company’s wholly-owned U.K. subsidiary through which it conducts substantially all of its business, resigned as an officer and director of the Company.  On December 20, 2010, Mr. Burns terminated his employment contract with Clean Power Technologies Limited.

The Company has authorized a five person board of directors, and the remaining directors in office are currently David Anthony and Abdul Mitha.

Item 8.01   Other Events

The Company conducts substantially all of its business through CPTL (“CPTL”), a U.K. company wholly-owned by the Company.  The Company and CPTL have been seeking additional capital throughout 2010 to fund development of the Company’s steam co-generation technology.

During November, 2010, certain officers and directors of CPTL (“CPTL Management”) advised the Company that they had met with U.K. counsel and were advised that due to CPTL’s insolvency it  was required under U.K. law to take steps for the protection of its creditors.  CPTL Management indicated that they intended to place CPTL into an administrative proceeding under U.K. law (the “Administration”) which would allow its assets to be acquired by a newly formed U.K. company, which would not be subject to the liabilities of CPTL.  CPTL Management proposed that the new company would be owned by CPTL Management and persons providing (or referring sources of) financing to the Company, including Quercus Trust, which has provided the Company with most of its financing during the past two years and which holds a security interest in the assets of CPTL.  Quercus Trust refused to deal with CPTL Management on the terms proposed and advised CPTL Management that it would only participate in any transaction through its ownership interest in the Company.

Without the knowledge or consent of the Company, CPTL commissioned a valuation of its assets which was completed on November 18, 2010.  Despite a request by David Anthony, the Chief Executive Officer of the Company, that CPTL not be put into administration, , on November 25, 2010, upon the instruction of the board of directors of CPTL, an administrator (the “Administrator”) was appointed for CPTL.  The Company’s Chief Executive Officer met with CPTL Management, who advised that the administration was required due to the failure of the Company to provide funds to CPTL, rendering it insolvent, and that financing for CPTL could only be obtained through a new U.K. company not controlled by the Company.  On December 1, 2010, a meeting of the board of directors of the Company was held at which the actions of CPTL Management were disclosed and discussed.

The Company negotiated with CPTL Management to reach an agreement under which CPTL Management would continue to work with the Company.  However, during December 2010, the Company and Quercus Trust became concerned that CPTL would acquire the assets of CPTL from the Administrator and that the Company would lose ownership of the assets.  On December 16, 2010, CPTI Acquisition Limited (“CPTI Acquisition”) a U.K. company newly formed by Quercus, placed a bid of 100 GBP for the assets of CPTL for the purpose of transferring the stock of CPTI Acquisition to the Company and reversing the effect of the Administration.    The purchase was completed by Quercus on December 21, 2010, and all shares of CPTI Acquisition were transferred to the Company on January 1, 2011.

All officers and employees of CPTL resigned from CPTL on December 21, 2010, and it is not clear how or whether the Company will continue operations.  The Company continues to negotiate with the former employees and officers, or may seek to identify and recruit additional personnel to operate the Company’s business in the U.K.  However, the Company does not have resources to sustain its operations for a significant period of time.  On January 2, 2011, Quercus committed to loan $80,000 to CPTI to allow the Company to fund operations.  The Company, in turn, sent a letter dated January 3, 2011, to the former employees of CPTL offering to pay them back wages and up to two weeks salary if they would continue their employment for the Company.  CPTL Management has advised the Company that it has obtained a significant purchase order for its product, and the Company intends to continue to seek to obtain financing for the continued development of its product, and to continue to negotiate with former CPTL employees to continue operations at its Sussex facility.

It currently appears that certain members of CPTL Management intend to set up a company which would compete with the Company and make similar products.  They have formed a company which has established a website advertising similar products, and have so far refused to confirm that such a company is not being established.  The Company is currently in the process of initiating legal action in the U.K. seeking an injunction preventing CPTL Management from using the Company’s assets, including its intellectual property (including patents, trade secrets, customer relations and other good will) to compete with the Company.

While the Company believes there are favorable commercial prospects for the Company’s technology, the loss of its employees in the U.K. and the difficulty of securing financing for the operation of the business have severely harmed its ability to continue operations and there can be no assurance that the Company will be able to continue business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN POWER TECHNOLOGIES INC.
January 5, 2011	By: /s/ David Anthony
David Anthony
Chief Financial Officer